Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 8,000,000 shares of Equinor ASA for the Equinor US Holdings Inc. Employee Share Purchase Plan, of our reports dated 14 March 2021, with respect to the consolidated financial statements of Equinor ASA and the effectiveness of internal control over financial reporting of Equinor ASA included in its Annual Report (Form 20-F) for the year ended 31 December 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Stavanger, Norway

9 February 2022